VILLAGEWORLD.COM, INC. SIGNS AGREEMENT TO AQUIRE BIOMETRICS 2000 CORPORATION

BOHEMIA, NY - November 4, 2003 - VillageWorld.com, Inc. (OTC BB: VILW) (www.villageworld.com), today announced that it signed an agreement with Biometrics 2000 Corporation of Springfield, MA that provides for the merger of Biometrics 2000 into a wholly owned subsidiary of Villageworld. The merger agreement was signed by representatives from Biometrics 2000 and Villageworld.

Biometrics 2000 Corporation ("BIO"), founded in 2000, is a Springfield, MA based developer and reseller of unique biometric products for access control. BIO is led by Joseph Turek, one of the world's leading biometrics experts. Mr. Turek is Chairman of the Biometrics Industry Group, a director of the Security Industry Association, and a member of the Homeland Security Group, which is recommending biometric standards and specifications for access control devices to Congress and the Homeland Security Department.

Terms of the merger agreement provide that BIO will merger into a wholly owned subsidiary of Villageworld and in exchange the shareholders of BIO will be issued shares of Villageworld's Common Stock that will approximate 55 percent of the outstanding shares of Villageworld following the transaction, calculated on a fully diluted basis.

About  VillageWorld.com
VillageWorld.com designs, supplies, implements, operates and maintains advanced secure high-speed data networks for universities, school systems, the military and business including all related hardware, software and network facilities. The Company also provides Internet/Intranet messaging and security products and chat room, shopping cart, advertising, web hosting and co-location software and services. The Company is a reseller for Cisco Systems (CSCO), Lucent Technologies (LU), Nortel Networks (NT), Sun Microsystems (SUNW), Fore Systems and others in the Network Integration business.
About  Biometrics  2000
Biometrics 2000 is a company that develops identification and security products that recognize people through their unique characteristics such as fingerprints. Fingerprint readers solve the significant problems associated with traditional access methods from a security standpoint. Fingerprint technology also will be preferred in the future over other methods such as smart cards, magnetic stripe cards and conventional keys all of which can be lost or stolen. This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the safe harbor provisions of the U.S. federal securities laws. These include, among others things, statements about expectations of future revenues, cash flows and capital requirements. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to consummate the merger, the company's ability to further develop its business, the company's ability to develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the company's products and services, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.

CONTACTS:  Peter  J.  Keenan,  CEO,  VillageWorld.Com,  Inc.,  631-231-2070
            Joseph  J.  Turek,  President,  Biometrics  2000,  413-736-9700